TGH NOVEMBER 2007 AGREEMENT

Agreement as of this 30th day of November, 2007, by and between Capital Growth Systems, Inc. (“Company”) and Thomas G. Hudson (“TGH”).

RECITALS:

A.  TGH presently holds 2,248,037 shares of Common Stock of the Company and TGH also holds the following warrants and options issued by Company exercisable for the purchase of Common Stock:

Class of Warrant/Option	Number of shares
Employee Option (at $0.70/Share)	1,800,000
Performance Option (at $0.70/Share)	1,000,000
20/20 Bridge Loan Warrants (at $0.45/Share)	37,557
CentrePath Inc. (“CP”) Bridge Loan Warrant (at $0.45/Share)	1,500,000
Unit Warrants from Conversion of CP Loan to equity from 11/24/06	1,124,749	(1)
Unit Warrants from Conversion of CP Loan to equity from 11/30/06	1,123,288	(2)
Global Capacity (“GC”) Bridge Loan Warrants (at $0.45/Share)	500,000	(3)
2-Year Short-Term Bridge Loan Warrants (at $0.45/Share)	756,411	(4)
Total:	7,842,005

(1)
From November 24, 2006 advance (“CP 11/24 Warrants” - allocable 562,375 shares at $0.45 per share - the “CP 11/24 $0.45 Warrants;” and 562,374 Shares at $0.65 per share - the “CP 11/24 $0.65 Warrants”).

(2)
From November 30, 2006 advance (“CP 11/30 Warrants” - allocable 561,644 Shares at $0.45 per share - the “CP 11/30 $0.45 Warrants;” and 561,644 Shares at $0.65 per share - the “CP 11/30 $0.65 Warrants”).

(3)	For funding of $500,000 bridge loan to acquire GC (the “GC Warrants”).
(4)	For funding of $500,000 plus accrued interest ($4,273.95) in connection with 2-Year Short-Term Bridge Loan (“2-Year Warrants”).

B.     TGH terminated his employment with Company in May, 2007, has alleged certain injuries associated with such termination, and Company is desirous of providing for mutual releases between the parties. The parties acknowledge that the Company is presently issuing Common Stock at a price of $0.15 per share pursuant to an offer to Warrant holders to exercise their Warrants at this reduced price and also pursuant to a private offering of Common Stock to a limited number of investors at $0.15 per share, both presently scheduled to expire on November 30, 2007.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Recitals. The recitals set forth above are incorporated by reference herein and made a part hereof as if fully rewritten.
2.       Issuance of Stock. For and in consideration of delivery of the release provided by TGH set forth in Section 4 below (the “TGH Release”), Company hereby agrees to issue to TGH a total of 2,000,000 shares of Common Stock (the “Shares”) on January 15, 2008 (which amount of shares shall be equitably adjusted to account for any forward or reverse splits of Common Stock between the date hereof and the date of issuance of the Common Stock). TGH acknowledges that:

(a)  all Shares of Common Stock to be issued to TGH in connection with the Release are for investment purposes only, without a view toward resale;

(b)  TGH is an “accredited investor” as that term is defined under Rule 501 promulgated under the Securities act of 1933, as amended;

(c)  TGH acknowledges that the Shares to be issued for the Release hereunder are subject to a high degree of risk and TGH has been afforded and opportunity to ask questions of Company and receive answers to his satisfaction;
       (d)       all Shares to be issued to TGH hereunder shall be unregistered and subject to restrictions on resale under the Securities Act, as well as a restrictive legend shall appear on the certificates for such Shares prohibiting transfer absent registration or resale pursuant to an appropriate exemption from registration;

(e)  None of the Shares shall be issued to TGH prior to January 15, 2008 and TGH shall have no rights as a shareholder with respect to the Shares before they are issued to him.

Company acknowledges that the Board of Directors of Company has authorized its CEO to finalize and execute this Agreement and no consent of any person or governmental authority is required for the execution, delivery and performance of this Agreement, and all shares of Common Stock issued pursuant to this Agreement when issued will be duly and validly issued, fully paid and nonassessable.

3.  Warrant Cancellation and Cashless Rights. Simultaneous with the execution hereof, TGH and Company hereby agree:

(a)  that 562,375 shares of Common Stock subject to the CP 11/24 $0.45 Warrants and 437,625 shares of Common Stock subject to the CP 11/30 $0.45 Warrants are hereby cancelled (leaving 124,019 shares exercisable thereunder; and

(b)       effective as of the date first set forth above, 1,000,000 of the 1,500,000 shares of Common Stock issuable with respect to the outstanding warrant designated as the CP Bridge Loan Warrant set forth below shall be subject to cashless exercise rights in accordance with the alternative cashless exercise rights set forth in said warrant, and the Company agrees to exchange the warrant designated as the CP Bridge Loan Warrant below for a new warrant that will be substantially identical to the old warrant except for the granting of the cashless exercise rights so referenced. The cashless rights may be exercised before any payment of cash is required. TGH and Company agree that no consideration was paid for these cashless exercise rights other than surrender of securities of the Company as set forth in Section 3(a) and that the holding period for the new warrant may be tacked from the date of the original warrant for the purposes of Rule 144.

As a result of the foregoing, the ownership of TGH following the execution of this Agreement (the “TGH Ownership”) shall be as follows.

Class of Warrant	Amount Exercised	Amount Cancelled	Amount Remaining
CP 11/24 @ $0.45(1)	0	562,375	0
CP 11/30 @ $0.45(1)	0	437,625	124,019
CP 11/24 @ $0.65(1)	0	0	562,374
CP 11/30 @ $0.65(1)	0	0	561,644
CP Bridge Loan Warrants(2)	0	0	1,500,000
GC Warrants	0	0	500,000
2-Year Warrants	0	0	756,411
20/20 Warrants	0	0	37,557
Employee Option (at $0.70/share)(3)	0	0	1,800,000
Performance Option (at $0.70/share)(3)	0	0	1,000,000
Common Stock presently owned	N/A	N/A	2,248,037
Common Stock to be issued under this Agreement	N/A	N/A	2,000,000

(1)	Concurrent with the execution hereof, TGH agrees to tender either the original Warrant with respect to the Warrant in question or a Lost Warrant Affidavit.
(2)	A counterpart copy of this Agreement shall serve as evidence that the referenced Warrant contains cashless exercise rights as to 1,000,000 of the 1,500,000 shares subject to the Warrant..
(3)	As a result of the letter agreement dated May 17, 2007, all of these options are 100% vested and have an exercisable term of June 28, 2016.

4.     Release by TGH. TGH, on behalf of himself, his heirs, Affiliates, successors and assigns (collectively, the “TGH Releasors”), jointly and severally, for and in consideration of the undertakings in Section 2 and the following Section 5 and other valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, does hereby and by these presents, for anyone claiming by or through or under any TGH Releasor, fully remise, release, acquit and forever discharge each of the Company Releasors (as defined in Section 5 hereinafter) and each of the Company Releasors’ respective agents, attorneys-in-fact, heirs, estates, successors, assigns, members, trustees, employees, directors, officers and personal representatives, as well as any predecessor, successor, subsidiary or affiliated corporation or other entity, jointly and severally, individually and collectively, the “Company Releasees”) from and against (except as expressly noted in Section 6 below), any and all liability, claims, costs and damages of any manner or nature whatsoever from the beginning of time to the date hereof, including but not limited to any obligation with respect to physical or mental injuries or damage, any obligation to reimburse expenses, or any obligation under TGH’s employment agreement or May 17, 2007 severance letter with the Company or entitlement to any severance payments of any nature whatsoever, all of which are hereby deemed terminated in all respects with no further obligations or liabilities thereunder from any of the Company Releasees to any of the TGH Releasors provided that the following are not released: (i) obligations under this Agreement, (ii) stock, warrants and options with respect to TGH Ownership and other attributes of ownership (iii) amounts currently outstanding under a convertible promissory note (the “Promissory Note”) dated January 19, 2007 with a principal balance of $504,273.95 plus accrued interest to date and through maturity and rights of conversion thereunder and (iv) any right to coverage under any insurance policy, directors and officers insurance policies, rights to indemnification and advancement of expenses under any agreement, law, by-law, certificate or articles or certificate of incorporation or similar document of the Company or any subsidiary.

5.     Release by Company. Company on behalf of itself, and its respective agents, subsidiaries, estates, executors, assigns, directors and officers (collectively, the “Company Releasors”) jointly and severally, for and in consideration of the undertakings of Section 4 and other valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, does hereby and by these presents, for anyone claiming by or through or under any Company Releasor, fully remise, release and forever discharge each of the TGH Releasors and each of the TGH Releasors’ respective agents, attorneys-in-fact, heirs, estates, successors, assigns, members, trustees, employees, directors, officers and personal representatives, as well as any predecessor, successor, subsidiary or affiliated corporation or other entity, jointly and severally (individually and collectively, the “TGH Releasees”) from and against any and all liabilities, claims, costs and damages of any manner or nature whatsoever from the beginning of time to the date hereof (except as noted in Section 6 below), including but not limited to any obligations under the Merger Agreement.

6.     Ongoing Obligations. Notwithstanding anything to the contrary contained in this Release, the obligations of the respective parties with respect to this Agreement (including, but not limited to, the Company’s obligation to effect the actions set forth in Sections 2 and 3 and TGH’s obligation to effect the cancellations set forth in Section 3) shall remain in full force and effect and nothing contained herein shall be deemed to reduce, diminish or release any of the obligations contained in this Agreement. In addition, TGH acknowledges that all obligations if any for the payment of income taxes or other taxes with respect to the issuance of Shares called for in Section 2 of this Agreement (the “Share Issuance”) shall be his obligation and he agrees to indemnify and hold harmless the Company from and against any taxes, loss, costs, interest, penalties or other liability associated with the Share Issuance, including but not limited to the obligation to withhold any funds associated with the Share Issuance or to pay any taxes, penalties or interest associated with the issuance of the Shares (collectively, the “TGH Indemnity Obligations”); the Company shall have the right to set off the amounts evidenced by the TGH Indemnity Obligations against any monies that may be owing from the Company to TGH from time to time. The parties acknowledge that in 2008 the Company will issue a Form 1099 to TGH for the 2,000,000 Shares showing a value of $0.15 per share for the Share Issuance, which price per share is the same as the price per share pursuant to the private offering it has made for Common Stock ending at or about the time of this Agreement.

7.     Share Transfers and Registration Rights; Promissory Note. In the event Company grants any investor registration rights or registers the shares of any investor following the date hereof Company shall also grant TGH “Pro Rata” registration rights with respect to such registration. For purposes hereof, the “Pro Rata” rights of registration shall be the same proportionate number of shares to be registered as to each “tranche” of securities representing the TGH Ownership, to the extent that registration is effected on behalf of the holders of that tranche of securities, and whereby TGH shall be permitted to register that percentage of the tranche of securities as the amount of TGH Ownership bears to the other holders of that tranche of securities with the registration rights, subject to the understanding that the number of shares eligible for registration will most likely be subject to limitations imposed by the SEC under Rule 415. Each “tranche” of securities of TGH Ownership would be the aggregate number of outstanding securities from each tranche of issuance of securities comprising the TGH Ownership (for instance there is presently approximately $7,315,000 of outstanding convertible notes, of which TGH holds $504,273.95 of original principal amount, or about 6.893% and which would be one tranche of the securities, and if 100,000 shares allocable to the convertible notes was registered, then TGH’s share would be 6893 of those shares). The Company shall promptly facilitate any share transfers, option exercises or warrant exercises. The Company represents and warrants the Promissory Note is the legal, valid and binding obligation of the Company and is not subject to any defenses, set-off or counterclaim, except per the terms of Section 6 of this Agreement.

8.  Miscellaneous.

(a)  Survival. All representations, warranties and covenants of the parties contained in this Agreement or made pursuant hereto, shall survive the date of execution of this Agreement and remain in full force and effect, and shall survive the termination or expiration of this Agreement.

(b)  Counsel. All parties hereto have been represented by counsel, and no inference shall be drawn in favor of or against any party by virtue of the fact that such party’s counsel was or was not the principal draftsman of this Agreement.
                (c)      Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid or via national courier, addressed as to the party entitled to notice at the address set forth below:

If to Company, to:	Capital Growth Systems, Inc. Attention: Patrick C. Shutt 500 W. Madison - Suite 2060 Chicago, IL 60661 Facsimile: (312) 673-2422 E-Mail: PShutt@globalcapacity.com

If to TGH, to:	Mr. Thomas G. Hudson 60 Gideons Point Road Tonka Bay, MN 55331 E-Mail: thomasghudson@gmail.com or such other address as is subsequently provided by written notice from such party to the other parties.

(d)  No Assignment. Except as expressly noted below, this Agreement and the rights of the parties under this Agreement may not be sold, assigned or otherwise transferred without the prior written consent of the other party.

(e)  Entire Agreement. This Agreement, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.
                (f)      Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Should any dispute arise under this Agreement, it shall be litigated in the state or federal courts situated in Cook County, Illinois, to which jurisdiction and venue all parties consent.
(g)  Counterparts. This Agreement may be executed in two or more counterparts, each of which, whether photocopy, facsimile, e-mail in PDF format or ink, shall be deemed an original, but all of which together shall constitute one instrument.

(h)  Approval. This Agreement shall be binding upon the parties, their respective heirs, successors and assigns, and each entity party represents and warrants that this Agreement has been duly approved by proper corporate action.

(i)  Remedies. No party hereunder shall be entitled to consequential damages as a result of the breach by any other party of its obligations hereunder. Each party’s damages shall be limited to actual damages as a result of the breach of any obligation hereunder.
                (j)       Specific Performance. In the event of any breach or threatened breach of this Agreement in which the aggrieved party desires to protect and enforce its rights by suit in equity for the specific performance of any term contained in this Agreement or for an injunction against any breach of any such term or in aid of the exercise of any power to enforce such performance or to enforce any other legal or equitable right of the enforcing party, that party may take any one or more of such actions, and shall be paid all costs and expenses, including attorneys’ fees incurred in connection with any such action or actions should it prevail in such action. Any suit to specifically enforce the terms of this Agreement shall be litigated in the state or federal courts located in Cook County, Illinois.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:	TGH:

Capital Growth Systems, Inc.

Thomas G. Hudson
By:
Patrick C. Shutt
Chief Executive Officer